Exhibit 99.3

Infinera Appoints Roop Lakkaraju to Board of Directors

San Jose, Calif. – February 16, 2022 (4:00 p.m. EDT) – Infinera (NASDAQ: INFN) today announced the appointment to its board of directors of Roop Lakkaraju, Chief Financial Officer of Benchmark Electronics, Inc. (NYSE: BHE), effective February 16, 2022. Mr. Lakkaraju will serve as a member of Infinera’s audit committee.
“We are thrilled to have Roop join our board of directors,” said George Riedel, Infinera Chairman of the Board. “By bringing more than 25 years of management experience in overall financial strategy, including as a public company chief financial officer, and his diversity of thinking and perspective, Roop will be a great asset to Infinera as we continue to focus every day on building value for our shareholders.”
Mr. Lakkaraju, 51, has been Executive Vice President, Chief Financial Officer of Benchmark Electronics, Inc. since January 2018. From February 2017 to January 2018, he served as Chief Financial Officer of Maana, Inc., an enterprise software company that pioneered an Artificial Intelligence-driven knowledge platform. From October 2013 to February 2017, he served as Chief Operating Officer and Chief Financial Officer of Support.com, a provider of cloud-based software and services for technology support. From July 2011 to October 2013, he was Chief Financial Officer of Quantros, Inc., a provider of enterprise SaaS-based solutions and information services that advance healthcare quality and safety performance. Prior to that he held executive financial and operational roles at 2Wire, Solectron Corporation, and Safeguard Scientifics. He began his career in 1993 as an auditor with Grant Thornton before joining PricewaterhouseCoopers in their Audit and Business Advisory Services. Mr. Lakkaraju holds a B.S. in Business Administration from San Jose State University.
“This is an exciting time to join the board of Infinera, a recognized leader in optical technology innovation,” said Lakkaraju. “I look forward to strategically working with the team to continue developing and delivering transformational open optical networking solutions to its growing base of global customers.”
In addition, Infinera announced the resignation from Infinera’s board of each of Tom Fallon and Kambiz Hooshmand, effective February 16, 2022 and the decision by each of Marcel Gani and Mark Wegleitner to not stand for re-election as Class III directors at Infinera’s 2022 annual meeting of shareholders. In connection with Mr. Lakkaraju’s appointment and the resignations of Messrs. Fallon and Hooshmand, Infinera’s board has now decreased from 12 to 11 members. Mr. Lakkaraju will serve as a Class I director with a term expiring at the 2023 annual meeting of shareholders.
“I also wish to recognize the countless contributions to Infinera of both Tom and Kambiz over the years and extend to them the deepest thanks of our board and management team for their valuable service to the company,” continued Riedel. “Following these changes, our board will be smaller, more diverse, and reflect lower average director tenure.”
Contacts:

Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Amitabh Passi Tel. +1 (669) 295-1489 apassi@infinera.com

About Infinera
Infinera is a global supplier of innovative open optical networking solutions that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. Infinera solutions deliver industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications. To learn more about Infinera, visit www.infinera.com, follow us on Twitter and LinkedIn, and subscribe for updates.
Infinera and the Infinera logo are registered trademarks of Infinera Corporation.